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Management’s Report on Internal Control over Financial Reporting

The management of Companhia Brasileira de Distribuição is responsible for establishing and maintaining adequate internal control over financial reporting for the Company.

The Company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the Company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009 based on the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control—Integrated Framework.  Management's assessment included documenting, evaluating and testing of the design and operating effectiveness of its internal control over financial reporting.  Based on that assessment, management believes that, as of December 31, 2009, the Company’s internal control over financial reporting is effective based on those criteria.

The effectiveness of internal controls over financial reporting as of December 31, 2009 has been audited by Ernst & Young Auditores Independentes S.S., the independent registered public accounting firm who also audited the Company’s consolidated financial statements.  Ernst & Young’s attestation report on the Company’s internal controls over financial reporting is included in Exhibit 15.1.

/s/ Enéas César Pestana Neto.	/s/ José Antonio de Almeida Filippo
Enéas César Pestana Neto	José Antonio de Almeida Filippo
Chief Executive Officer	Chief Financial Officer

Date: June  30, 2010